Exhibit 99.1
FOR IMMEDIATE RELEASE

Cardinal Health Reports Fourth Quarter and Fiscal Year 2025 Results and Raises Fiscal Year 2026 Guidance

•Fourth quarter revenue was relatively flat at $60.2 billion; revenue increased 21% excluding the impact of a previously communicated contract expiration
•Fourth quarter GAAP1 operating earnings were $428 million and GAAP diluted EPS was $1.00
•Fourth quarter non-GAAP operating earnings increased 19% to $719 million and non-GAAP diluted EPS increased 13% to $2.08
•Fiscal Year 2025 adjusted free cash flow was $2.5 billion
•Fiscal year 2026 non-GAAP EPS guidance2 raised to $9.30 to $9.50, from $9.10 to $9.30
•Company announces the acquisition of Solaris Health, the country’s leading urology MSO

DUBLIN, Ohio, August 12, 2025 – Cardinal Health (NYSE: CAH) today reported fourth quarter fiscal year 2025 revenues of $60.2 billion, relatively flat to the fourth quarter of fiscal year 2024. Fourth quarter revenue increased 21% excluding the impact of a previously communicated customer contract expiration. GAAP operating earnings were $428 million and GAAP diluted earnings per share (EPS) were $1.00. Non-GAAP operating earnings increased 19% to $719 million, driven by segment profit increases across Pharmaceutical and Specialty Solutions, GMPD and Other3. Non-GAAP diluted EPS increased 13% to $2.08 in the quarter, reflecting the increase in non-GAAP operating earnings and a lower share count, partially offset by an increase in interest and other expense due to financing costs related to recent acquisitions and a higher non-GAAP effective tax rate.

Fiscal year 2025 revenues were $222.6 billion, a 2% decrease from fiscal year 2024. Fiscal year 2025 revenue increased 18% excluding the impact of a previously communicated customer contract expiration. GAAP operating earnings were $2.3 billion and GAAP diluted EPS was $6.45. Non-GAAP operating earnings increased 15% to $2.8 billion, driven primarily by segment profit increases in Pharmaceutical and Specialty Solutions and Other. Non-GAAP diluted EPS increased 9% to $8.24 for the year, reflecting the increase in non-GAAP operating earnings across the business and a lower share count following in-year share repurchases, partially offset by higher interest and other expense and a higher non-GAAP effective tax rate.

“Fiscal 2025 was a transformative year for Cardinal Health, and we closed the year with momentum, delivering strong fourth quarter results,” said Jason Hollar, CEO of Cardinal Health. “The broad-based operational strength, with all five of our operating segments growing profit double-digits, reflects the disciplined execution of our strategy and our investments for growth. We enter Fiscal 2026 with confidence, evidenced by our increased financial outlook, as we continue to evolve towards reaching our full potential.”

Q4 and full year FY25 summary

	Q4 FY25	Q4 FY24	Y/Y	FY25	FY24	Y/Y
Revenue	$60.2 billion	$59.9 billion	—%	$222.6 billion	$226.8 billion	(2)%
Operating earnings	$428 million	$401 million	7%	$2.3 billion	$1.2 billion	83%
Non-GAAP operating earnings	$719 million	$605 million	19%	$2.8 billion	$2.4 billion	15%
Net earnings attributable to Cardinal Health, Inc.	$239 million	$235 million	2%	$1.6 billion	$852 million	83%
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$501 million	$450 million	11%	$2.0 billion	$1.9 billion	7%
Effective Tax Rate	36.9%	40.4%		25.3%	28.9%
Non-GAAP Effective Tax Rate	26.3%	24.6%		23.3%	21.7%
Diluted EPS attributable to Cardinal Health, Inc.	$1.00	$0.96	4%	$6.45	$3.45	87%
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$2.08	$1.84	13%	$8.24	$7.53	9%

Cardinal Health

Segment results

Pharmaceutical and Specialty Solutions segment

	Q4 FY25	Q4 FY24	Y/Y	FY25	FY24	Y/Y
Revenue	$55.4 billion	$55.6 billion	—%	$204.6 billion	$210.0 billion	(3)%
Segment profit	$535 million	$482 million	11%	$2.3 billion	$2.0 billion	12%

Fourth-quarter revenue for the Pharmaceutical and Specialty Solutions segment was relatively flat at $55.4 billion. Fourth-quarter revenue increased 22% excluding the impact of the customer contract expiration, driven by brand and specialty pharmaceutical sales growth from existing and new customers.

Pharmaceutical and Specialty Solutions segment profit increased 11% to $535 million in the fourth quarter, driven by the acquisition of MSO platforms and contributions from brand and specialty products, partially offset by the customer contract expiration.

Global Medical Products and Distribution segment

	Q4 FY25	Q4 FY24	Y/Y	FY25	FY24	Y/Y
Revenue	$3.2 billion	$3.1 billion	3%	$12.6 billion	$12.4 billion	2%
Segment profit	$70 million	$47 million	49%	$135 million	$92 million	47%
Fourth-quarter revenue for the Global Medical Products and Distribution segment increased 3% to $3.2 billion, driven by volume growth from existing customers.

Global Medical Products and Distribution segment profit increased 49% to $70 million in the fourth quarter, driven by volume growth from existing customers.

Other3

	Q4 FY25	Q4 FY24	Y/Y	FY25	FY24	Y/Y
Revenue	$1.6 billion	$1.2 billion	37%	$5.4 billion	$4.5 billion	19%
Segment profit	$160 million	$111 million	44%	$516 million	$423 million	22%
Fourth-quarter revenue for Other increased 37% to $1.6 billion, driven by growth across the three operating segments: at-Home Solutions (including the acquisition of Advanced Diabetes Supply), Nuclear and Precision Health Solutions and OptiFreight Logistics.

Other segment profit increased 44% to $160 million in the fourth quarter, driven by growth across the three operating segments: at-Home Solutions (including the acquisition of Advanced Diabetes Supply), Nuclear and Precision Health Solutions and OptiFreight Logistics.

Cardinal Health

Fiscal year 2026 outlook2
The company raised its fiscal year 2026 outlook for non-GAAP diluted EPS to $9.30 to $9.50 (+13% to +15% growth), a $0.20 increase from the preliminary outlook of $9.10 to $9.30 previously communicated during the company’s 2025 Investor Day.

Non-GAAP earnings per share	$9.30 to $9.50
Pharmaceutical and Specialty Solutions segment:
Revenue	11% to 13% growth
Segment profit	11% to 13% growth
Global Medical Products and Distribution segment:
Revenue	2% to 4% growth
Segment profit	At least $140 million
Other (NPHS, at-Home Solutions, OptiFreight Logistics):
Revenue	26% to 28% growth
Segment profit	25% to 27% growth
Interest and other	~$275 million
Non-GAAP effective tax rate	22.0% - 24.0%
Diluted weighted average shares outstanding	238 million to 240 million
Share repurchases	~$750 million
Capital Expenditures	~$600 million
Non-GAAP adjusted free cash flow	$2.75 billion to $3.25 billion

Bold indicates a change to the preliminary FY26 outlook provided in the Investor Day press release on June 12, 2025.

The increase to non-GAAP diluted EPS reflects a benefit to net earnings of classifying the shares held by physicians and management of The Specialty Alliance as a liability as opposed to non-controlling interests within equity and increased contributions from the Pharmaceutical and Specialty Solutions segment and the growth businesses reported in Other.3

Recent highlights
•Cardinal Health hosted an Investor Day on June 12th, 2025 where management detailed the company's momentum, growth strategies and updated long-term value creation plans
•Cardinal Health announced that the company entered into a definitive agreement to acquire Solaris Health, the country’s leading urology MSO with over 750 providers. Solaris Health will join the Specialty Alliance’s Urology Alliance and advances Cardinal Health’s multi-specialty growth strategy
•Cardinal Health hosted its 33rd annual Retail Business Conference, bringing together approximately 5,000 attendees from across the country to celebrate the critical role its independent pharmacy customers play in caring for their communities and highlight the company’s innovations and commitment to its customers
•Cardinal Health announced the launch of the Cardinal Health™ One Voice Initiative for pharmacy advocacy, which provides direct financial assistance to state pharmacy associations for the purpose of supporting independent pharmacists’ advocacy efforts
•Cardinal Health announced the U.S. launch of Kendall DL™ Multi System, its multi-parameter, single-patient use monitoring cable and lead wire system that enables the continuous monitoring of cardiac activity, blood oxygen level and temperature with one point of connection
•Cardinal Health released its inaugural cell and gene therapy industry report providing insights into the current landscape and promising potential of cell and gene therapies
•The Cardinal Health Foundation expanded its Equity Rx program across Ohio and three new states, increasing access to affordable medications and supporting Ohio’s first statewide prescription drug repository

Cardinal Health

Webcast
Cardinal Health will host a webcast today at 8:30 a.m. ET to discuss fourth quarter and full year results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available until August 13, 2026.

About Cardinal Health
Cardinal Health is a distributor of pharmaceuticals and specialty products; a global manufacturer and distributor of medical and laboratory products; a supplier of home-health and direct-to-patient products and services; an operator of nuclear pharmacies and manufacturing facilities; and a provider of performance and data solutions. Our company's customer-centric focus drives continuous improvement and leads to innovative solutions that improve people's lives every day. Learn more about Cardinal Health at cardinalhealth.com and in our Newsroom.

Contacts
Media: Erich Timmerman, erich.timmerman@cardinalhealth.com and 614.757.8231
Investors: Matt Sims, matt.sims@cardinalhealth.com and 614.553.3661

1GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.
2The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.
3Other includes the following three operating segments: Nuclear and Precision Health Solutions (NPHS), at-Home Solutions and OptiFreight Logistics, which are not significant enough individually to require reportable segment disclosure.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive email alerts when the company posts news releases, SEC filings and certain other information on its website.

Cardinal Health

Cautions concerning forward-looking statements
This release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include the risk that we may fail to achieve our strategic objectives, including the continued execution of the GMPD Improvement Plan initiatives, whether as a result of tariffs on products we source or manufacture, an uncertain global economic and trade environment, Cardinal Health Brand sales or ongoing inflationary pressures; our ability to manage uncertainty with respect to certain government initiatives, including the Executive Order regarding “Most Favored Nation” pricing for branded prescription pharmaceuticals and the One Big Beautiful Bill Act; competitive pressures in Cardinal Health's various lines of business, including the risk that customers may reduce purchases made under their contracts with us or terminate or not renew their contracts, whether due to price increases or otherwise; risks associated with litigation matters, including a Department of Justice investigation focused on potential violations of the Anti-Kickback Statute and False Claims Act; the risk that events outside of our control, such as weather or geopolitical events, may impact demand for our products or may cause supply shortages that impact our cost and ability to fulfill customer demand; the performance of our generics program, including our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture or other components of our generics programs; risks associated with recently completed and pending acquisitions, including risks arising as a result from our entry into new lines of businesses. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management's views as of August 12, 2025. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement. Forward-looking statements are aspirational and not guarantees or promises that goals, targets or projections will be met, and no assurance can be given that any commitment, expectation, initiative or plan in this report can or will be achieved or completed. Cardinal Health provides definitions and reconciliations of non-GAAP financial measures and their most directly comparable GAAP financial measures at ir.cardinalhealth.com

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Consolidated Statements of Earnings (Unaudited)

	Fourth Quarter			Fiscal Year
(in millions, except per common share amounts)	2025	2024	% Change	2025	2024	% Change
Revenue	$60,159	$59,867	—%	$222,578	$226,827	(2)%
Cost of products sold	57,957	57,985	—%	214,410	219,413	(2)%
Gross margin	2,202	1,882	17%	8,168	7,414	10%

Operating expenses:
Distribution, selling, general and administrative expenses	1,484	1,277	16%	5,382	5,000	8%
Restructuring and employee severance	27	69		88	175
Amortization and other acquisition-related costs	133	77		464	284
Acquisition-related cash and share-based compensation costs	106	—		126	—
Impairments and (gain)/loss on disposal of assets, net [1]	33	8		18	634
Litigation (recoveries)/charges, net	(9)	50		(185)	78
Operating earnings	428	401	7%	2,275	1,243	83%

Other (income)/expense, net	(30)	1		(41)	(9)
Interest expense, net	74	9	N.M.	215	51	N.M.
Earnings before income taxes	384	391	(2)%	2,101	1,201	75%

Provision for income taxes [2]	141	158	(11)%	532	348	53%
Net earnings	243	233	4%	1,569	853	84%

Less: Net (earnings)/loss attributable to noncontrolling interests	(4)	2		(8)	(1)
Net earnings attributable to Cardinal Health, Inc.	$239	$235	2%	$1,561	$852	83%

Earnings per common share attributable to Cardinal Health, Inc.:
Basic	$1.01	$0.96	5%	$6.48	$3.48	86%
Diluted	1.00	0.96	4%	6.45	3.45	87%

Weighted-average number of common shares outstanding:
Basic	239	244		241	245
Diluted	240	245		242	247

1 Impairments and (gain)/loss on disposals of assets, net includes pre-tax goodwill impairment charges of $675 million related to the GMPD segment recorded in fiscal year ended June 30, 2024.
2 Provision for income taxes includes the tax effects relating to the cumulative goodwill impairment charges. For fiscal 2024, the net tax benefits related to the goodwill impairment charges was $58 million.

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	June 30, 2025	June 30, 2024
Assets
Current assets:
Cash and equivalents	$3,874	$5,133
Trade receivables, net	13,242	12,084
Inventories, net	16,831	14,957
Prepaid expenses and other	2,414	2,663
Assets held for sale	12	47
Total current assets	36,373	34,884

Property and equipment, net	2,858	2,529
Goodwill and other intangibles, net	12,177	6,450
Other assets	1,714	1,258
Total assets	$53,122	$45,121

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$34,713	$31,759
Current portion of long-term obligations and other short-term borrowings	550	434
Other accrued liabilities	3,634	3,447
Total current liabilities	38,897	35,640

Long-term obligations, less current portion	7,977	4,658
Deferred income taxes and other liabilities	8,882	8,035

Total shareholders’ deficit	(2,634)	(3,212)
Total liabilities and shareholders’ deficit	$53,122	$45,121

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)

	Fourth Quarter		Fiscal Year
(in millions)	2025	2024	2025	2024
Cash flows from operating activities:
Net earnings	$243	$233	$1,569	853

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	209	186	790	710
Impairments and loss on sale of other investments	1	2	3	2
Impairments and (gain)/loss on disposal of assets, net	33	8	18	634
Share-based compensation	153	33	244	121
Provision for/(benefit from) deferred income taxes	243	(104)	243	(104)
Provision for bad debts	12	8	53	36
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
Increase in trade receivables	(466)	(773)	(833)	(996)
(Increase)/decrease in inventories	(607)	2,373	(1,816)	1,115
Increase/(decrease) in accounts payable	1,778	(294)	2,732	1,824
Other accrued liabilities and operating items, net	(72)	410	(606)	(433)
Net cash provided by operating activities	1,527	2,082	2,397	3,762

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	(1,395)	2	(5,250)	(1,190)
Additions to property and equipment	(232)	(193)	(547)	(511)
Proceeds from net investment hedge terminations	—	6	2	34
Purchase of short-term time deposits	—	—	—	(550)
Proceeds from short-term investment in time deposit	—	350	200	350
Other investing items, net	(4)	1	2	18
Net cash provided by/(used in) investing activities	(1,631)	166	(5,593)	(1,849)

Cash flows from financing activities:
Proceeds from long-term obligations, net of issuance costs	800	—	3,669	1,139
Purchases and payments of noncontrolling interests, net	(12)	—	(12)	—
Reduction of long-term obligations	(11)	(760)	(445)	(783)
Net tax proceeds from share-based compensation	(1)	23	(13)	46
Dividends on common shares	(120)	(122)	(494)	(499)
Purchase of treasury shares	—	—	(765)	(750)
Net cash provided by/(used in) financing activities	656	(859)	1,940	(847)

Effect of exchange rates changes on cash and equivalents	(4)	(2)	(3)	(9)

Net increase/(decrease) in cash and equivalents	548	1,387	(1,259)	1,057
Cash and equivalents at beginning of period	3,326	3,746	5,133	4,076
Cash and equivalents at end of period	$3,874	$5,133	$3,874	$5,133

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information (Unaudited)

	Fourth Quarter

	Pharmaceutical and Specialty Solutions		Global Medical Products and Distribution		Other
(in millions)	2025	2024	2025	2024	2025	2024
Revenue
Amount	$55,372	$55,608	$3,199	$3,109	$1,609	$1,172
Growth rate	—%	13%	3%	2%	37%	15%

Segment profit
Amount	$535	$482	$70	$47	$160	$111
Growth rate	11%	8%	49%	N.M.	44%	11%
Segment profit margin	0.97%	0.87%	2.19%	1.51%	9.94%	9.47%

	Fiscal Year

	Pharmaceutical and Specialty Solutions		Global Medical Products and Distribution		Other
(in millions)	2025	2024	2025	2024	2025	2024
Revenue
Amount	$204,644	$210,019	$12,636	$12,381	$5,382	$4,512
Growth rate	(3)%	11%	2%	1%	19%	12%

Segment profit
Amount	$2,258	$2,015	$135	$92	$516	$423
Growth rate	12%	7%	47%	N.M.	22%	7%
Segment profit margin	1.10%	0.96%	1.07%	0.74%	9.59%	9.38%
The sum of the components and certain computations may reflect rounding adjustments.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1 (Unaudited)

									Net
									(Earnings)/
									Loss
		Gross				Operating	Earnings	Provision	Attributable		Net			Diluted
		Margin		SG&A2		Earnings	Before	for	to Non-		Earnings[3]	Effective		EPS [3]
(in millions, except per common share amounts)	Gross	Growth		Growth	Operating	Growth	Income	Income	Controlling	Net	Growth	Tax	Diluted	Growth
	Margin	Rate	SG&A [2]	Rate	Earnings	Rate	Taxes	Taxes	Interests	Earnings[3]	Rate	Rate	EPS [3]	Rate
	Fourth Quarter 2025
GAAP	$2,202	17%	$1,484	16%	$428	7%	$384	$141	$(4)	$239	2%	36.9%	$1.00	4%
Restructuring and employee severance	—		—		27		27	6	—	21			0.09
Amortization and other acquisition-related costs	—		—		133		133	23	2	112			0.46
Acquisition-related cash & share-based compensation costs	—		—		106		106	1	4	109			0.45
Impairments and (gain)/loss on disposal of assets, net	—		—		33		33	9	—	24			0.10
Litigation (recoveries)/charges, net	—		—		(9)		(9)	(2)	—	(7)			(0.03)
Non-GAAP	$2,203	17%	$1,484	16%	$719	19%	$676	$178	$3	$501	11%	26.3%	$2.08	13%

	Fourth Quarter 2024
GAAP	$1,882	5%	$1,277	2%	$401	N.M.	$391	$158	$2	$235	N.M.	40.4%	$0.96	N.M.
Restructuring and employee severance	—		—		69		69	13	—	56			0.23
Amortization and other acquisition-related costs	—		—		77		77	19	—	58			0.24
Impairments and (gain)/loss on disposal of assets, net [4]	—		—		8		8	(32)	—	40			0.16
Litigation (recoveries)/charges, net	—		—		50		50	(12)	—	62			0.25
Non-GAAP	$1,882	5%	$1,277	2%	$605	14%	$595	$147	$2	$450	23%	24.6%	$1.84	29%
1 For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2 Distribution, selling, general and administrative expenses.
3 Attributable to Cardinal Health, Inc.
4 During fiscal 2024, we recorded cumulative pre-tax goodwill impairment charges of $675 million related to GMPD in impairments and (gain)/loss on disposal of assets, net. The estimated net tax benefit related to the impairments is $58 million and is included in the annual effective tax rate. During the three months ended June 30, 2024, the amount of tax expense recognized related to goodwill impairment charges was $34 million, which reflects the reversal of the incremental tax benefit recognized during the nine months ended March 31, 2024.
The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1 (Unaudited)

									Net
									Earnings
		Gross				Operating	Earnings	Provision	Attributable		Net			Diluted
		Margin		SG&A2		Earnings	Before	for	to Non-		Earnings[3]	Effective		EPS [3]
	Gross	Growth		Growth	Operating	Growth	Income	Income	Controlling	Net	Growth	Tax	Diluted	Growth
(in millions, except per common share amounts)	Margin	Rate	SG&A [2]	Rate	Earnings	Rate	Taxes	Taxes	Interests	Earnings[3]	Rate	Rate	EPS [3]	Rate
	Fiscal Year 2025
GAAP	$8,168	10%	$5,382	8%	$2,275	83%	$2,101	$532	$(8)	$1,561	83%	25.3%	$6.45	87%
Restructuring and employee severance	—		—		88		88	21	—	67			0.28
Amortization and other acquisition-related costs	—		—		464		464	104	—	360			1.49
Acquisition-related cash & share-based compensation costs	—		—		126		126	1	—	125			0.51
Impairments and (gain)/loss on disposal of assets, net	—		—		18		18	5	—	13			0.05
Litigation (recoveries)/charges, net	—		—		(185)		(185)	(54)	—	(131)			(0.54)
Non-GAAP	$8,168	10%	$5,382	8%	$2,786	15%	$2,612	$609	$(8)	$1,995	7%	23.3%	$8.24	9%

	Fiscal Year 2024
GAAP	$7,414	8%	$5,000	4%	$1,243	65%	$1,201	$348	$(1)	$852	N.M.	28.9%	$3.45	N.M.
Shareholder cooperation agreement costs			(1)		1		1	—	—	1			—
Restructuring and employee severance	—		—		175		175	41	—	134			0.54
Amortization and other acquisition-related costs	—		—		284		284	74	—	210			0.85
Impairments and (gain)/loss on disposal of assets, net [4]	—		—		634		634	47	—	587			2.38
Litigation (recoveries)/charges, net	—		—		78		78	5	—	73			0.30
Non-GAAP	$7,414	8%	$5,000	4%	$2,414	16%	$2,372	$515	$(1)	$1,856	21%	21.7%	$7.53	29%

	Fiscal Year 2023
GAAP	$6,874	6%	$4,800	6%	$752	N.M.	$663	$332	$(1)	$330	N.M.	50.0%	$1.26	N.M.
State opioid assessment related to prior fiscal years	—		6		(6)		(6)	(2)	—	(4)			(0.02)
Shareholder cooperation agreement costs	—		(8)		8		8	2	—	6			0.02
Restructuring and employee severance	—		—		95		95	21	—	74			0.28
Amortization and other acquisition-related costs	—		—		285		285	74	—	211			0.80
Impairments and (gain)/loss on disposal of assets, net [4]	—		—		1,246		1,246	108	—	1,138			4.35
Litigation (recoveries)/charges, net	—		—		(304)		(304)	(83)	—	(221)			(0.84)
Non-GAAP	$6,874	6%	$4,798	6%	$2,076	5%	$1,987	$452	$(1)	$1,534	8%	22.8%	$5.85	15%
1 For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2 Distribution, selling, general and administrative expenses.
3 Attributable to Cardinal Health, Inc.
4 For fiscal 2024 and 2023, impairments and (gain)/loss on disposals of assets, net includes pre-tax goodwill impairment charges of $675 million and $1.2 billion related to the GMPD segment, respectively. For fiscal 2024 and 2023 the net tax benefit related to these charges was $58 million and $92 million, respectively, and were included in the annual effective tax rates.
The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 6
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation - GAAP Cash Flow to Non-GAAP Adjusted Free Cash Flow (Unaudited)

	Fiscal Year
(in millions)	2025	2024
GAAP - Cash Flow Categories
Net cash provided by operating activities	$2,397	$3,762
Net cash used in investing activities	(5,593)	(1,849)
Net cash provided by/(used in) financing activities	1,940	(847)
Effect of exchange rates changes on cash and equivalents	(3)	(9)
Net increase/(decrease) in cash and equivalents	$(1,259)	$1,057

Non-GAAP Adjusted Free Cash Flow
Net cash provided by operating activities	$2,397	$3,762
Additions to property and equipment	(547)	(511)
Payments related to matters included in litigation (recoveries)/charges, net	619	691
Non-GAAP Adjusted Free Cash Flow	$2,469	$3,942

For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.

Schedule 7
Cardinal Health, Inc. and Subsidiaries
Revenue Growth Rates Excluding OptumRx (Unaudited)

Fourth Quarter

	Consolidated				Pharmaceutical and Specialty Solutions
(in millions)	2025	2024	Growth Rate	(in millions)	2025	2024	Growth Rate
Total Revenue	$60,159	$59,867	—%	Total Pharmaceutical and Specialty Solutions Revenue	$55,372	$55,608	—%
less: OptumRx Revenue	—	10,287		less: OptumRx Revenue	—	10,287
Revenue, excluding OptumRx	$60,159	$49,580	21%	Pharmaceutical and Specialty Solutions Revenue, excluding OptumRx	$55,372	$45,321	22%

Year-to-Date

	Consolidated				Pharmaceutical and Specialty Solutions
(in millions)	2025	2024	Growth Rate	(in millions)	2025	2024	Growth Rate
Total Revenue	$222,578	$226,827	(2)%	Total Pharmaceutical and Specialty Solutions Revenue	$204,644	$210,019	(3)%
less: OptumRx Revenue	—	38,112		less: OptumRx Revenue	—	38,112
Revenue, excluding OptumRx	$222,578	$188,715	18%	Pharmaceutical and Specialty Solutions Revenue, excluding OptumRx	$204,644	$171,907	19%

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this report for its own and for investors’ assessment of the business for the reasons identified below:
•LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. We did not recognize any LIFO charges or credits during the periods presented.
•State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the period in which the expense is incurred. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states' laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods are contemplated to be one-time, nonrecurring items. Income from state opioid assessments related to prior fiscal years represents reversals of accruals due to changes in estimates or when the underlying assessments were invalidated by a Court or reimbursed by manufacturers.
•Shareholder cooperation agreement costs includes costs such as legal, consulting, and other expenses incurred in relation to the agreement (the "Cooperation Agreement") entered into among Elliott Associates, L.P., Elliott International, L.P. (together, "Elliott"), and Cardinal Health. These include costs incurred to negotiate and finalize the Cooperation Agreement and costs incurred by the Business Review Committee of the Board of Directors, formed under this Cooperation Agreement, tasked with undertaking a comprehensive review of our strategy, portfolio, capital allocation framework, and operations. We have excluded these costs from our non-GAAP metrics because they do not occur in or reflect the ordinary course of our ongoing business operations and may obscure analysis of trends and financial performance. The Cooperation Agreement expired in the second quarter of fiscal 2025.
•Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business and include, but are not limited to, costs related to divestitures, closing and consolidating facilities, changing the way we manufacture or distribute our products, moving manufacturing of a product to another location, changes in production or business process outsourcing or insourcing, employee severance, and realigning operations.
•Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies' financial results. Additionally, costs for amortization of acquisition-related intangible assets and amortization as a result of basis differences in equity method investments are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current, and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity, and size of acquisitions.
•Acquisition-related cash and share-based compensation costs are incurred in connection with contingent cash payments or the issuance of share-based payment awards, which include service requirements, as a part of certain physician practice acquisitions. These costs include fair value adjustments for liability-classified awards. These costs are excluded because they are unrelated to the underlying operating results of our business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. In addition, the magnitude of these expenses is significantly impacted by the timing and size of the acquisitions of physician practices.

•Impairments and gain or loss on disposal of assets, net are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current, and forecasted financial results.
•Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business, and are inherently unpredictable in timing and amount.
•Loss on early extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax, and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Non-GAAP adjusted free cash flow: We provide this non-GAAP financial measure as a supplemental metric to assist readers in assessing the effects of items and events on our cash flow on a year-over-year basis and in comparing our performance to that of our peer group companies. In calculating this non-GAAP metric, certain items are excluded from net cash provided by operating activities because they relate to significant and unusual or non-recurring events and are inherently unpredictable in timing and amount. We believe adjusted free cash flow is important to management and useful to investors as a supplemental measure as it indicates the cash flow available for working capital needs, debt repayments, dividend payments, share repurchases, strategic acquisitions, or other strategic uses of cash. A reconciliation of our GAAP financial results to Non-GAAP adjusted free cash flow is provided in Schedule 6 of the financial statement tables included with this release.

Forward Looking Non-GAAP Measures
In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.
The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2025 GAAP results. Over the past five fiscal years, the excluded items have impacted the Company’s EPS from $1.79 to $8.44, which includes a $6.97 change related to the goodwill impairment we recognized in fiscal 2022.

Definitions
Growth rate calculation: growth rates in this report are determined by dividing the difference between current period results and prior period results by prior period results.
Interest and Other, net: other (income)/expense, net plus interest expense, net.
Segment Profit: segment revenue minus (segment cost of products sold and segment distribution, selling, general and administrative expenses).
Segment Profit margin: segment profit divided by segment revenue.
Non-GAAP gross margin: gross margin, excluding LIFO charges/(credits).
Non-GAAP distribution, selling, general and administrative expenses or Non-GAAP SG&A: distribution, selling, general and administrative expenses, excluding state opioid assessment related to prior fiscal years and shareholder cooperation agreement costs.
Non-GAAP operating earnings: operating earnings excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) shareholder cooperation agreement costs, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) acquisition-related cash and share-based compensation costs, (7) impairments and (gain)/loss on disposal of assets, net, and (8) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings before income taxes excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) shareholder cooperation agreement costs, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) acquisition-related cash and share-based compensation costs, (7) impairments and (gain)/loss on disposal of assets, net, (8) litigation (recoveries)/charges, net, and (9) loss on early extinguishment of debt.
Non-GAAP net earnings attributable to non-controlling interests: net earnings attributable to non-controlling interests excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) shareholder cooperation agreement costs, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) acquisition-related cash and share-based compensation costs, (7) impairments and (gain)/loss on disposal of assets, net, (8) litigation (recoveries)/charges, net, and (9) loss on early extinguishment of debt, each net of tax.
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) shareholder cooperation agreement costs, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) acquisition-related cash and share-based compensation costs, (7) impairments and (gain)/loss on disposal of assets, net, (8) litigation (recoveries)/charges, net, and (9) loss on early extinguishment of debt, each net of tax.
Non-GAAP effective tax rate: provision for income taxes adjusted for the tax impacts of (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) shareholder cooperation agreement costs, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) acquisition-related cash and share-based compensation costs, (7) impairments and (gain)/loss on disposal of assets, net, (8) litigation (recoveries)/charges, net, and (9) loss on early extinguishment of debt divided by (earnings before income taxes adjusted for the items above).
Non-GAAP diluted earnings per share attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.
Non-GAAP adjusted free cash flow: net cash provided by operating activities less payments related to additions to property and equipment, excluding settlement payments and receipts related to matters included in litigation (recoveries)/charges, net, as defined above, or other significant and unusual or non-recurring cash payments or receipts.